UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 8, 2025 (Date of earliest event reported)
PennantPark Floating Rate Capital Ltd. (Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-00891 (Commission File Number)	27-3794690 (IRS Employer Identification Number)

1691 Michigan Avenue, Miami Beach, Florida (Address of principal executive offices)	33139 (Zip Code)

786-297-9500 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	PFLT	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 8, 2025, PennantPark Floating Rate Capital Ltd. (the “Company”), and a fund managed by Hamilton Lane (“HL”) entered into an amended and restated limited liability company agreement (the “LLC Agreement”) to co-manage a newly-formed joint venture, PennantPark Senior Secured Loan Fund II LLC (the “Joint Venture”). The Joint Venture is expected to invest primarily in middle market loans.

The Company and HL have committed to invest up to $200 million in the aggregate in the Joint Venture, with the Company committing to invest up to $150 million and HL committing to invest up to $50 million. Investments by each of the Company and HL will be made in the form of membership interests in the Company and secured notes to the Joint Venture. All portfolio and other material decisions regarding the Joint Venture must be submitted to its board of managers, which is comprised of an equal number of representatives from each of the Company and HL. Further, all portfolio and other material decisions require the affirmative vote of at least one board member designated by the Company and one board member from HL.

The description above is only a summary of the material terms of the LLC Agreement and is qualified in its entirety by reference to the LLC Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Limited Liability Company Agreement of PennantPark Senior Secured Loan Fund II LLC, dated as of August 8, 2025, by and between PennantPark Floating Rate Capital Ltd. and HL SCOPE RIC LLC

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2025		PENNANTPARK INVESTMENT CORPORATION
	By:	/s/ Richard T. Allorto, Jr. Richard T. Allorto, Jr. Chief Financial Officer & Treasurer